Exhibit 99.1

November 16, 2022

Via Email

Philip A. Norcross 218 Royal Palm Way, Suite 300 Palm Beach, Florida 33480

Re:	Notice of Director Nomination for the Annual Meeting

Dear Mr. Norcross:

I write on behalf of Republic First Bancorp, Inc. (the “Company”), in response to (i) the letter, dated November 11, 2022 (the “Letter”), from you (the “Shareholder”), purporting to serve as notice to the Company of your intention to nominate Gregory B. Braca for election to the Company’s Board of Directors (the “Board”) at the Company’s 2022 annual meeting of shareholders (the “Annual Meeting”), and (ii) the accompanying letter from Janney Montgomery Scott LLC (“Janney”), dated November 11, 2022, attached to the Letter as Exhibit 2 (together with the Letter, the “Notice Materials”).

The Company has reviewed the Notice Materials and has determined that they fail to satisfy the advance notice requirements of Article VII, Section D of the Company’s Articles of Incorporation, as amended (effective May 27, 2016) (the “Charter”) and Article II, Section 4 of the Company’s Amended and Restated By-Laws (effective April 16, 2020) (together with the Charter, the “Governing Documents”).

The Governing Documents set forth identical requirements for a shareholder to provide advance notice of its intention to nominate candidates to the Board (the “Advance Notice Provisions”). By the clear terms of the Governing Documents, a shareholder may not nominate a candidate unless the shareholder complies with the Advance Notice Provisions. Clear and unambiguous advance notice provisions, such as those found in the Governing Documents, are a common fixture in modern bylaws;1 indeed, Pennsylvania’s Business Corporation Law explicitly permits corporations to require shareholders to comply with advance notice requirements for the nomination of director candidates.2

1 See Strategic Inv. Opportunities LLC v. Lee Enterprises, Inc., CV 2021-1089-LWW, 2022 WL 453607, at *9 (Del. Ch. Feb. 14, 2022) (noting the “commonplace” nature of advance notice bylaws).

2 15 Pa. C.S.A § 1758(e) (providing that only candidates who have been duly nominated in accordance with an advance notice requirement in the corporation’s bylaws shall be eligible for election).

The Shareholder failed to meet the requirements of the Advance Notice Provisions.

First, the Shareholder is not a record holder of the Company’s stock. The Governing Documents each provide, in pertinent part, that the Letter must “contain a representation that the shareholder is a holder of record of stock entitled to vote at the meeting….” (emphasis added). As a matter of basic Pennsylvania corporate law, record ownership is distinct from beneficial (or “street name”) ownership in that a shareholder of record holds its shares directly with the Company and appears, therefore, on the registered list of shareholders maintained by the Company’s transfer agent.

The Company has confirmed that the Shareholder does not appear on the Company’s registered list of shareholders as of the close of business on both November 11, 2022 (the date the Notice Materials were submitted) (the “Notice Delivery Date”) or on November 14, 2022 (the deadline for delivering notice of intention to nominate candidates for election as directors at the Annual Meeting) (the “Notice Deadline”).3 Compliance with the record ownership requirement is a foundational prerequisite to nominations because it serves as the sole confirmation of the status of a person or entity that delivers a notice as a shareholder entitled to nomination rights.4

Second, the Notice Materials contain a materially false representation, namely that the Shareholder is a record holder. The Notice Materials claim that the Shareholder has owned 10,000 shares of Company stock in record name since at least September 30, 2022. Yet this representation is false. The Shareholder did not appear on the Company’s registered list of shareholders on the Notice Delivery Date or the Notice Deadline.

Because the Shareholder was not a shareholder of record by the Notice Delivery Date, as required by the plain language of the Governing Documents, and because the Notice Materials contain a materially false representation, the Notice Materials are incurably deficient and are therefore invalid.5 Accordingly, the Shareholder has failed to submit a timely and qualifying nomination notice in connection with the Annual Meeting and will not be permitted to make director nominations at the Annual Meeting.

This letter is being sent on behalf of the Company, while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to this matter. This letter is not and should not be interpreted to be confirmation or validation of the sufficiency or adequacy of the Notice Materials in any respect.

3 The Company disclosed this deadline in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2022.

4 The Company further notes that Janney is not a record holder either.

5 The failure of a person or entity to be a shareholder of record is a well-recognized basis upon which to reject a nomination notice. Lee Enterprises, 2022 WL 453607, at *12, 16 (nominating stockholder’s failure to become a record holder was a “fatal” deficiency justifying the corporation’s rejection of the nomination notice pursuant to its advance notice bylaw); Bay Capital Fin., L.L.C. v. Barnes & Noble Educ., Inc., CV 2019-0539-KSJM, 2020 WL 1527784 (Del. Ch. Mar. 30, 2020), judgment entered, (Del. Ch. 2020), aff'd, 249 A.3d 800 (Del. 2021) (Chairman could properly reject a nomination that did not “strictly” comply with a record holder requirement in the bylaws). See also Hill on Behalf of Republic First Bancorp Inc. v. Cohen, 40 F.4th 101, 115 (3d Cir. 2022) (in instances where Pennsylvania courts have not addressed an issue, “Delaware courts have provided helpful guidance”).

Very truly yours, /s/ Harry D. Madonna Harry D. Madonna Executive Chairman and Interim Chief Executive Officer

cc:	H. Rodgin Cohen (cohenhr@sullcrom.com)

Mitchell S. Eitel (eitalm@sullcrom.com)

Lawrence S. Elbaum (lelbaum@velaw.com)